Exhibit 99.2

Coldwater Creek Announces 50 Percent Stock Dividend

SANDPOINT, Idaho, June 14, 2004 – Coldwater Creek Inc. (Nasdaq: CWTR) announced today that its Board of Directors has declared a 50 percent stock dividend on its common stock, having the effect of a three-for-two stock split.

Stockholders of record on July 1, 2004, will be entitled to one additional share of common stock for every two shares of the Company’s common stock held on that date. Cash paid in lieu of fractional shares will be based on the closing price of the Company’s common stock on the record date, as adjusted for the stock dividend.

The payment date for the stock dividend will be July 23, 2004, at which time shares will be issued to stockholders by the Company’s transfer agent, Mellon Investor Services.

The Company had approximately 26.5 million shares of its common stock outstanding as of June 12, 2004. As a result of the stock dividend, the Company will have approximately 39.8 million shares of common stock outstanding.